U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
July 11,2005

SITEWORKS, INC.

Florida	58 -259 0047
(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	IDENTIFICATION NO.)

         2534 N Miami Ave, Miami Florida   33127
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       (305) 573 9339
(ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

July 8, 2005

Material Event

Miami, FL -Site Works Building and Development Inc has announced it has formally completed the acquisition of a real property In Chiefland, Florida.

 The property, comprising of a 33,000 sf former Wal-Mart store, with 20,000 sf vacant land and parking was acquired for restricted and preferred Stock totaling 2, 100,000 from Munch LLC. The deed to the property was delivered by Munch LLC to SiteWorks on June 17, 2005, along with an appraisal which indicated the building has a current value of 2,100,000.00Carl Nurse, SiteWorks CEO noted "We are in the process of securing construction funding for the Buildout and we expect to close on the funding by July 31, 2005. Funding will be in the range of 1,000,000 to 1,200,000. We expect to be able to complete the subdivision of the building into six smaller stores, a mini-mall, and have the stores sold by the end of the fourth quarter. Revenues from the sales of the fee simple units, if sold will be close to 3,000,000.

SiteWorks Inc is responsible for the adequacy and accuracy of disclosure in this filing, and SEC staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and SiteWorks may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

 Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.

    2534 N Miami Ave Miami Florida 33140
     P O Box 331238 Miami, Florida 33133
     Phone 305 573 9339Fax 305 573 9495

www,mysiteworks,net

Date: July 11 , 2005
/s/C. Michael Nurse
C. Michael Nurse
Chief Executive Officer